UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 19, 2005

Tessera Technologies, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50460	16-1620029
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3099 Orchard Drive

San Jose, California 95134

(Address of Principal Executive Offices)

(408) 894-0700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

As previously announced in the proxy statement for Tessera Technologies, Inc. (“Tessera”), effective as of May 19, 2005 (the date of Tessera’s Annual Meeting of Stockholders), Tessera’s director compensation policy will be amended. Previously, each of Tessera’s non-employee directors received a $25,000 annual cash retainer. In addition, each of Tessera’s non-employee directors received $1,000 for each Board meeting attended and an additional $750 for each committee meeting attended ($250 in the case of telephonic Board or committee meetings). The chairman of Tessera’s Audit Committee received an additional $5,000 annual cash retainer while the chairmen of Tessera’s other committees received an additional $3,000 annual cash retainer. As of the date of the Annual Meeting, each of Tessera’s non-employee directors will receive a $30,000 annual cash retainer. Board meeting fees for Tessera’s non-employee directors will be eliminated; however, each of Tessera’s non-employee directors serving on a committee will receive an annual cash retainer as follows: $3,000 for Audit Committee members, $2,000 for Compensation Committee and Nominating Committee members and $5,000 for Strategic Planning Committee members. The chairman of Tessera’s Audit Committee will receive an additional $10,000 annual cash retainer while the chairman of Tessera’s Compensation Committee will receive an additional $5,000 annual cash retainer and the chairman of Tessera’s Nominating Committee will receive an additional $3,500 annual cash retainer. In addition, Tessera’s Lead Independent Director will receive an additional $10,000 annual cash retainer. Tessera also reimburses non-employee directors for their travel expenses. Members of the Board who are also Tessera employees do not receive any compensation as directors.

Item 8.01. Other Events

On May 23, 2005, Tessera issued a press release. A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description
99.1	Press Release dated May 23, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 25, 2005	TESSERA TECHNOLOGIES, INC.

	By:	/s/ R. Douglas Norby
	Name:	R. Douglas Norby
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 23, 2005